Exhibit 10.130

OFFICE LEASE
Date:	December 31,2001
Landlord:	Innovation Partners, LLC
c/o Irgens Development Partners, LLC
10201 Innovation Drive, Suite 600
Milwaukee, WI 53226
Tenant:	Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, WI 53226

         1.         BASIC TERMS. The following terms shall have the meaning set forth in this Section unless specifically modified by other provisions of this Lease:

1.1         Building:         The land, building and appurtenances located at 10000 Innovation Drive, Milwaukee, Wisconsin.

1.2         Premises:         Approximately 50,670 rentable square feet of floor area in the Building consisting of (i) approximately 46,190 rentable square feet of floor area on the second floor of the Building (the "Second Floor Space") and (ii) approximately 4,800 rentable square feet of floor area on the lower level of the Building (the "Lower Level Space"), all as shown on Exhibit A attached hereto, subject to the provisions of Section 2 below.

1.3         Common Areas:         The areas of the Building not regularly and customarily leased for exclusive use of tenants, including, but not limited to, any entranceways, lobby, vestibules, common hallways, stairs, restrooms (not contained wholly within a tenant's premises), cafeteria, parking areas, driveways, loading docks, walks and landscaped areas. The underground parking area is included in the Common Areas but is not included in the calculation of rentable/usable ratio.

1.4         Term:                  Approximately three (3) years commencing on the Commencement Date and terminating on the Termination Date.

1.5         Commencement Date:         The date of closing of the Purchase Agreement (as defined in Section 2 below)

1.6         Termination Date:                  The last day of the third Lease Year (as hereinafter defined).

1.7         Monthly Base Rent:         $62,281.88 per month during the first Lease Year ($14.75 per rentable sq. ft./yr.), subject to adjustment pursuant to Section 3.5 below and for Landlord's Contribution amortization as provided below in this Section 1.7.

$63,527.52 per month during the second Lease Year ($15.05 per rentable sq. ft./yr.) and subject to adjustment for Landlord's Contribution amortization as provided below in this Section 1.7.

$64,798.07 per month during the third Lease Year ($15.35 per rentable sq. ft./yr.) and subject to adjustment for Landlord's Contribution amortization as provided below in this Section 1.7.

In addition, Landlord's Contribution (as defined in Exhibit C) shall be amortized over the initial 36 months of this Lease bearing interest at nine percent (9%) per annum on the outstanding balance thereof. The monthly payments necessary to amortize Landlord's Contribution shall serve to increase the Monthly Base Rent and shall be treated for all purposes as Monthly Base Rent hereunder. The Landlord shall recalculate monthly the amortization of the Landlord's Contribution hereunder until the amount of the Landlord's Contribution is finally determined, but in no event shall the Landlord's Contribution be amortized over more than the initial 36 months of this Lease.

1.8         Initial Estimated Monthly Operating Charge: $33,780.00 ($8.00 per rentable sq. ft./yr.)

1.9         Tenant's Proportionate Share: 36.67%, which is the ratio of the rentable floor area of the Premises (50,670 rentable square feet) to the rentable floor area of the north and west wing of the Building and excluding the expansion wing (currently 138,196 rentable square feet), subject to adjustment from time to time to reflect any changes in the rentable floor area of the Premises and/or the Building. Landlord and Tenant acknowledge that Landlord plans to expand the Building and that such expansion will result in a reduction of Tenant's Proportionate Share.

1.10         Permitted Use: General office purposes in connection with Tenant's current business.

1.11         Security Deposit: N/A

1.12         Guarantor(s): N/A

1.13         Exhibits:          A - Floor Plans
                                        B - Reserved Parking
                                      C - Landlord's Work

2.         DEMISE AND TERM.

         (a) Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the nonexclusive use of the Common Areas as set forth in Section 9 below, subject to the provisions of this Lease; provided, that any space in the Premises used for shafts, pipes, conduits, ducts, electrical or other utilities or Building facilities, as well as reasonable access thereto through the Premises upon reasonable prior written notice (except in cases of emergencies when no such prior notice shall be required) for the purposes of installation, operation, maintenance, inspection, repair and replacement are reserved to Landlord and are excluded from the Premises. The Term of this Lease shall commence on the Commencement Date set forth in Section 1.5 and shall end on the Termination Date set forth in Section 1.6 unless sooner terminated or extended as provided herein. As used herein, "Lease Year" means a period of twelve (12) full and consecutive calendar months. The initial Lease Year shall begin on the Commencement Date and end on the last day of the month preceding the first anniversary of the Commencement Date; provided, however, if the Commencement Date does not occur on the first day of a calendar month, then the initial Lease Year shall begin on the Commencement Date and end on the last day of the month which contains the first anniversary thereof. Each succeeding Lease Year shall begin upon the termination of the preceding Lease Year.

         (b) This Lease and all of Landlord's and Tenant's obligations hereunder are contingent upon Landlord acquiring title to the Building from Tenant pursuant to the terms and provisions of a Commercial Offer to Purchase between Tenant, as Seller, as Landlord, as Buyer dated September 21, 2001 (as the same may be amended from time to time, the "Purchase Agreement"). If Landlord has not acquired title to the Building by December 31, 2001, or such later date as is mutually agreed to by the parties under the Purchase Agreement, then this Lease shall automatically terminate and be of no further force or effect and neither party shall have any rights or liabilities hereunder. Nothing contained in this Lease shall in any way limit or abrogate the covenants, obligations, warranties and representations of Tenant as Seller, or Landlord as Buyer, under the Purchase Agreement.

         (c)         Notwithstanding anything to the contrary contained herein, the parties acknowledge that on the Commencement Date, Tenant will occupy the entire third floor of the Building comprising approximately 46,600 rentable square feet of floor area (the "Third Floor Space") and approximately 21,800 rentable square feet of floor area on the second floor of the Building ("Second Floor Space A"). Upon substantial completion of Landlord's work of renovation of the remaining 24,390 rentable square feet of floor area on the second floor of the Building ("Second Floor Space B") in accordance with Section 5 below, Tenant agrees to relocate its business operations from the Third Floor Space to Second Floor Space B. Landlord shall notify Tenant in writing ("Landlord's Relocation Notice") at least seven (7) days before the anticipated date of substantial completion of the Second Floor Space B, and no later than the date (the "Relocation Effective Date"), time being of the essence, which is three (3) business days after the date of such substantial completion, Tenant shall relocate Tenant's furniture, furnishings, trade fixtures and personal property (including, without limitation, Tenant's telephone and computer equipment) to the Second Floor Space B, the cost of such relocation shall be included in the Tenant Improvements (as defined in Exhibit C) set forth on Exhibit C, and surrender possession of the Third Floor Space to Landlord broom clean and in the condition specified in this Lease, provided, however, if Landlord has delivered Landlord's Relocation Notice and Tenant fails to relocate on or before the Relocation Effective Date, time being of the essence, Landlord shall have the right to move all of Tenant's furniture, furnishings, trade fixtures and personal property from the Third Floor Space to the Second Floor Space B, and Tenant shall pay Landlord the cost thereof within ten (10) business days after receipt of a bill therefor. The parties anticipate that the Relocation Effective Date shall be on or around March 1, 2002. From and after the Relocation Effective Date, the Third Floor Space shall no longer be included as a portion of the Premises demised pursuant to this Lease, provided, however, Tenant shall remain liable for the performance of all of the terms and provisions of this Lease relating to the Third Floor Space which are due and owing or accrued up to and including the Relocation Effective Date. Upon the request of either Landlord or Tenant, the parties shall execute a supplemental memorandum setting forth the Relocation Effective Date. As used herein "substantial completion" of Landlord's work with respect to the Second Floor Space B shall mean the date of issuance of a certificate of occupancy permitting Tenant to occupy such space. Notwithstanding anything to the contrary contained herein, in the event that pursuant to Paragraph 1 of Exhibit C, Tenant has not submitted to Landlord construction drawings for the Tenant Improvements to the Second Floor Space B by January 31, 2002, time being of the essence, then Tenant shall vacate the Third Floor Space and surrender possession thereof the Landlord broom clean and in the condition specified in this Lease by 5:00 p.m. on February 15, 2002, time being of the essence, and thereafter the Third Floor Space shall no longer be included as a portion of the Premises demised pursuant to this Lease and the Monthly Base Rent payable by Tenant shall be as set forth in Section 1.7 above. Upon Tenant's vacating of the Third Floor Space, Tenant may occupy Second Floor Space B in its current condition provided that such occupancy is permitted under applicable Governmental Requirements and Insurance Requirements (as defined in Section 7 below). In the event that Tenant fails to vacate the Third Floor Space on or before February 15, 2002, time being of the essence, then Landlord shall have the right to move all of Tenant's furniture, furnishings, trade fixtures and personal property from the Third Floor Space to the Second Floor Space B, and Tenant shall pay Landlord the cost thereof within ten (10) business days after receipt of a bill therefor.

         (d) The rentable floor area of the Premises and the Building have been determined by Landlord in accordance with BOMA standards. Prior to the Commencement Date, Tenant shall have the right to verify the rentable floor area of the Premises using the same standards. If Tenant fails to advise Landlord in writing of its determination prior to such date, time being of the essence, the floor areas set forth in this Lease shall be deemed correct.

3.         RENT. Tenant agrees to pay to Landlord at Landlord's address set forth on Page 1 of this Lease or such other place designated by Landlord, without prior demand or notice, the rent for the Premises consisting of the Monthly Base Rent set forth in Section 3.1 and Operating Charges set forth in Section 3.2 and any other additional payments due under this Lease. The obligation of Tenant to pay rent is hereby declared to be an independent covenant.

         3.1         Base Rent. The Monthly Base Rent specified in Section 1.7 shall be payable in advance on the first day of each month during the Term. In the event the Term commences on other than the first day of a calendar month, the rent for such partial month shall be prorated based upon the actual number of days of the Term during such month. The parties hereto agree that the Monthly Base Rent payable under the terms of this Lease shall be an absolute net return to Landlord for the Lease Term and except as hereinafter provided, free from any expense, charge, deduction, offset or counterclaim by reason of any obligation of Landlord or any other reason and all of the provisions of this Lease shall be construed and interpreted to such end.

         3.2         Operating Charges. Tenant shall pay to Landlord, as additional rent, Tenant's Proportionate Share of Operating Charges as defined below. Estimated amounts of such additional rent shall be paid in monthly installments in advance on the first day of each month during the Term. The initial estimated payment of Tenant's Proportionate Share of Operating Charges is set forth in Section 1.8. Commencing in calendar year 2002, prior to the end of each calendar year, Landlord shall provide Tenant a budget of estimated Operating Charges for the forthcoming calendar year. Such budget shall be based on the actual Operating Charges for the current calendar year and any reasonably anticipated adjustments thereto. From time to time during the Term, Landlord may notify Tenant in writing of any adjustment to the monthly installments to be paid by Tenant hereunder and thereafter Tenant shall make payments accordingly. Within sixty (60) days after the expiration of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall notify Tenant of the actual Operating Charges for such calendar year and provide Tenant a statement thereof in reasonable detail. Within thirty (30) days after receipt of Landlord's statement, Tenant shall pay to Landlord or Landlord shall credit against the obligations of Tenant, as the case may be, the difference between the estimated payments made by Tenant during the prior calendar year and the actual amount of Tenant's Proportionate Share of Operating Charges as shown on such statement. Tenant's Proportionate Share of Operating Charges for the years in which the Term commences and ends shall be prorated based upon the number of days of the Term during such years. Tenant's obligation for Tenant's Proportionate Share of Operating Charges through the Termination Date and Landlord's obligation to refund any overpayment by Tenant shall survive termination.

         "Operating Charges" as used herein shall mean all sums expended or obligations incurred by Landlord with respect to the Building, whether or not now foreseen, determined on an accrual basis (including reasonably foreseeable expenditures not occurring annually), including, but not limited to, real estate taxes, special and/or area assessments and charges (or any substitutes hereafter collected by any governmental authority in lieu thereof or in addition thereto whether based on the value of the Building, cost of services, rent paid or received or otherwise) and any costs of seeking or obtaining a reduction or refund thereof; assessments and/or charges under any covenants and/or easements; salaries, fringe benefits and related costs of employees engaged on site in operation, maintenance or security; insurance covering hazards, casualties and potential losses; license, permit and inspection fees; management fees payable to third parties and/or to Landlord or its affiliates, provided the total of all such management fees shall be commercially reasonable and shall not in any event exceed five percent (5%) of the gross rents actually paid by the tenants and occupants of the Building; auditors' fees and legal fees; internal accounting and administrative services; materials and supplies, including charges for telephone, telegraph, postage and supplies; repairs, maintenance and replacements respecting the Building, including costs of materials, supplies, tools and equipment used in connection therewith and including the repaving of parking areas, replanting of landscaped areas and replacing building components; costs incurred in connection with the operation, maintenance, repair, replacing, inspection and servicing (including maintenance contracts) of electrical, plumbing, heating, air conditioning and mechanical equipment and the cost of materials, supplies, tools and equipment used in connection therewith; cost of services including heat, air conditioning, electricity, gas, water and sewer and other utilities; and all other expenses and costs necessary or desirable to be incurred for the purpose of operating and maintaining the Building as an office complex, whether or not similar to the foregoing. Operating Charges shall not include (i) costs incurred by Landlord for utilities or other services, if any, sold and supplied to tenants and occupants of the Buildings to the extent that Landlord receives direct reimbursement from tenants or occupants for such costs independent of any pro rata calculation to Operating Charges, (ii) all items and services for which Tenant or any other tenant in the Building is required to reimburse Landlord independently of any pro rata contribution to Operating Charges; (iii) utility costs for which any tenant directly contracts with a local public service company; (iv) any costs related to the providing of more or additional services or items provided by Landlord to tenants other than Tenant, in excess of or additional to those generally provided by Landlord to tenants (including Tenant) of the Building and set forth in Landlord's annual budget of Operating Expenses, whether or not charged to or paid for separately by such tenants receiving such additional services or items; (v) costs incurred by Landlord to repair damages to the Common Areas caused by other tenants of the Building; (vi) costs incurred by Landlord for brokerage commissions, legal fees and advertising costs and any free rent or leasing concessions in connection with the leasing of space in the Building, including, without limitation, in connection with this Lease, (vii) costs incurred by Landlord for any alterations for other tenants (including without limitation, permits, licenses and inspection fees), (viii) depreciation or amortization of the Building and major components, (ix) special assessments to the extent such assessments can be paid in installments and such installments are not then due, (x) debt service on indebtedness of Landlord or any rental payment under any ground lease, (xi) income, franchise or other taxes payable by Landlord, and (xii) except as otherwise expressly provided in this Section 3.2, Landlord's general corporate overhead. Replacements of the original components of the Building, including the roof, shall be included in Operating Charges; provided that, if the cost of any single component is greater than $25,000.00, such cost shall be charged ratably over the useful life of the component as reasonably determined by Landlord under generally accepted accounting principles. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to pay more than $5,067.00 per year on a cumulative basis for Operating Charges attributable to costs of a capital nature or replacements of the original components of the Building. By way of illustration, if such costs for the first full calendar year of the Lease Term are $2,067.00, then Tenant's liability for such costs during the second full calendar year shall be limited to $8,067.00.

         If Tenant shall not dispute any item or items shown on Landlord's statement within thirty (30) days after such notice, Tenant shall be deemed to have approved such statement and shall be estopped from contesting such statement or the amount due. If Tenant shall dispute any item or items included by Landlord in determining Operating Charges, Tenant shall nevertheless pay to Landlord in full the amount claimed by Landlord and shall not offset or withhold any payment while its dispute is pending. If such dispute is not amicably settled between Landlord and Tenant within thirty (30) days after such notice, either party may during the thirty (30) days after the expiration of such thirty (30) day period refer such disputed item or items to a reputable firm of independent certified public accountants designated by Landlord for resolution, and the decision of such firm shall be conclusive and binding upon Landlord and Tenant. The expenses involved in such determination shall be borne by the party against whom a decision is rendered by such accountants, provided that if more than one item is disputed and the decision shall be against each party in respect to any item or number of items disputed, then the expenses shall be apportioned according to the monetary value of the items decided against each party.

         If during all or any portion of any calendar year the Building is not fully rented and occupied, at Landlord's option, those components of the Operating Charges which vary with occupancy (including, but not limited to, janitorial, water, sanitary sewer, common utilities and common services in operating the Building) shall be removed from general Operating Charges and allocated to the Premises and those portions of the Building which are actually occupied by tenants and generating such components of Operating Charges. Such special allocation shall be made on a pro rata basis over the occupied rentable area in the Building, based on both the comparative rental areas of the occupied premises and the portion of the calendar year during which premises were occupied. Operating Charges which do not vary with occupancy, such as insurance and lobby maintenance, will continue to be allocated on a pro rata basis over the rentable area of the Building whether or not occupied, and Tenant shall only be responsible for Tenant's Proportionate Share of such Operating Charges. Notwithstanding anything to the contrary contained in this Lease, in the event that any part of the Building is exempted from real estate taxes, then Landlord may allocate the real estate taxes, assessments and charges payable with respect to the Building among the tenants occupying the taxable portion of the Building.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall pay to Landlord, within ten (10) days after receipt of a written demand from Landlord, such portion of all real estate taxes which are attributable to the value of the leasehold improvements installed in the Premises by Tenant after the date of this Lease in excess of the value of the leasehold improvements in the Premises as of the date of this Lease (the "Building Standard Buildout Amount"). If the assessing authority allocates a specific value to such leasehold improvements, the amount payable by Tenant shall be the tax attributable to such specific value. If the assessing authority does not allocate a specific value to such leasehold improvements, the amount payable by Tenant shall be the amount determined by the parties in good faith.

          3.3         Personal Property Taxes. Tenant agrees to timely pay when due all personal property taxes, whether assessed against Landlord or Tenant, on Tenant's furniture, equipment and other items of personal property owned by Tenant and located in or about the Premises.

          3.4         Late Charge. Tenant acknowledges that late payment of rent (Monthly Base Rent or additional rental) involves additional costs to Landlord for collection and bookkeeping, and, in some instances could result in Landlord's mortgagee imposing a late charge on Landlord, and, accordingly, Tenant agrees that, if rent (Monthly Base Rent or additional rental) due hereunder is not paid by the fifth day after it is due, then Tenant shall pay upon demand, as additional rent, a late charge equal to five percent (5%) of the amount required to be paid. The foregoing provision for payment of a late charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by, Landlord of such late charge shall be construed as a cure of Tenant's default in the payment of rent.

         3.5         Fixed Rent Prior to the Relocation Effective Date. Notwithstanding anything to the contrary contained in this Lease, from the Commencement Date up to and including the Relocation Effective Date, Tenant shall pay to Landlord, in lieu of the Monthly Base Rent to be paid by Tenant under Section 3.1 above and Tenant's Proportionate Share of Operating Charges to be paid by Tenant under Section 3.2 above, a fixed monthly rent of $117,134.07, such fixed rent to be prorated for any partial month; provided, however, if pursuant to Paragraph 1 of Exhibit C, Tenant has not submitted to Landlord construction drawings for the Tenant Improvements to the Second Floor Space B by January 11, 2002, time being of the essence, then from January 12, 2002 up to and including the Relocation Effective Date, the fixed monthly rent payable by Tenant to Landlord hereunder shall be $138,206.25, such fixed rent to be prorated for any partial month.

4.         SECURITY DEPOSIT. [Intentionally omitted].

5.         CONDITION OF PREMISES. Tenant acknowledges and agrees that it presently occupies the portion of the Premises designated as Second Floor Space A, knows the condition thereof, and is leasing and accepting the same in their present "as is" condition. Landlord shall not be required to rework, remodel or recondition Second Floor Space A in any manner whatsoever for Tenant's use and occupancy thereof. Landlord shall substantially complete the renovation of Second Floor Space B pursuant to Exhibit C attached hereto. All such work shall be done in a good and workmanlike manner in compliance with all building codes and regulations applicable to the Building. Tenant's taking possession of Second Floor Space B shall be conclusive evidence that Tenant accepts such space and that such space is in satisfactory condition except for any punch list of unsatisfactory items of which Tenant gives written notice to Landlord within ten (10) business days after the Relocation Effective Date which shall be promptly corrected or repaired by Landlord, provided, however, Landlord shall have no obligation to repair drywall, doors or doorframes in Second Floor Space B unless Tenant gives written notice of any problems related thereto prior to Tenant's moving into Second Floor Space B. Tenant agrees to cooperate with Landlord in the performance of Landlord's work in Second Floor Space B and agrees that if Landlord and its agents and employees have acted in a commercially reasonably manner and any such work inconveniences Tenant or disrupts business operations in the Premises, Landlord shall not be liable therefor nor shall the same constitute an actual or constructive eviction of Tenant or entitle Tenant to any deduction or offset in the payment of rent and other charges due and payable under this Lease. Except as set forth herein, Tenant, at its sole cost and expense, shall perform all alterations, improvements and other work necessary to prepare the Premises for Tenant's use. All such work shall be done in accordance with Section 14 below.

6.         USE. The Premises shall be used only for the purpose set forth in Section 1.10 above and for no other purposes. Tenant shall not do or permit anything to be done in or about the Premises which in any way will obstruct or interfere with the rights of any other occupants of the Building, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose or which could injure the reputation of the Building or otherwise violate any recorded covenant or restriction affecting the Building or any obligation of Tenant under the Development Agreement dated February 10, 1999 between Milwaukee County Research Park Corporation ("MCRPC") and Tenant (the "Development Agreement") relating to Tenant's use or occupancy of the Building, provided, however, nothing herein shall prohibit or limit Tenant's right to dispute any allegation of a violation of any such covenant, restriction or obligation provided that Tenant pursues such dispute expeditiously and in good faith, and Tenant shall not be deemed in default hereunder during the pendency of such proceedings. Tenant shall not cause or maintain or permit any nuisance or commit or suffer the commission of any waste in, on or about the Building. Tenant shall not place a load upon any floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry. Tenant shall not cause or permit in or about the Premises any offensive odors or other odors objectionable to Landlord or other tenants or patrons of the Building. Tenant expressly acknowledges that it shall be the sole responsibility of Tenant to secure all necessary permits, licenses and approvals from all governmental authorities having jurisdiction for the operation of Tenant's business. Landlord agrees that as successor owner of the Building, Landlord shall use good faith efforts to negotiate with MCRPC an amendment to the Development Agreement to reduce the amount of floor area required to be occupied by Tenant in the Building. Tenant agrees to work with The Medical College of Wisconsin, Inc. (the "Medical College") to establish, develop and pursue joint research concerning care of the elderly.

7.         COMPLIANCE WITH LAWS AND BUILDING RULES. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in force ("Governmental Requirements"), and with the requirements of any insurance company insuring the Building, the local Board of Fire Underwriters or any similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises ("Insurance Requirements"). Tenant shall not do or permit anything to be done on or about the Building or bring or keep anything therein which will in any way increase the cost of any insurance now or thereafter carried on the Building or any of its contents or that will invalidate any such insurance. If Tenant installs any electrical equipment that overloads the electrical lines in the Premises, Tenant shall, at its own expense, make such changes as may be necessary to comply with the requirements of insurance underwriters and any governmental authority having jurisdiction. Tenant shall also comply with all reasonable rules and regulations to regulate the use, occupancy and operation of the Building which may from time to time be established by Landlord in writing (the "Building Rules"), and any modifications or amendments thereto provided they are applied uniformly to all tenants or occupants of the Building and provided, further, that no such modifications or amendments materially adversely impact Tenant's ability to conduct business in the Premises as currently conducted.

8.         ENVIRONMENTAL REQUIREMENTS. Tenant shall comply with all applicable federal, state and local environmental laws, ordinances and all amendments thereto and rules and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous substances and other environmental matters as the same shall be in existence during the Lease Term. All of the foregoing laws, regulations and requirements are hereinafter referred to as "Environmental Laws". Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, certificates and registrations (hereinafter collectively referred to as "Permits") and make all applicable filings required of Tenant under the Environmental Laws required by Tenant to operate at the Premises. The Permits and required filings shall be made available for inspection and copying by Landlord at Tenant's offices upon reasonable notice and during business hours. Tenant shall not cause or permit any flammable or explosive material, petroleum or petroleum by-products, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance which is or may become regulated under any applicable federal, state or local law (hereinafter collectively referred to as "Hazardous Substances") to be brought upon, kept or used in or about the Premises except for small quantities of such substances as is necessary in the ordinary course of Tenant's business provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws and the highest standards prevailing in the industry for the storage and use of such substances or materials, in a manner which is safe and does not contaminate the Premises, and Tenant shall give Landlord written notice of the identity of such substances. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of any Hazardous Substance by Tenant during the term of this Lease, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such release was caused by Tenant during the term of this Lease. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Substances on the Premises. Tenant hereby agrees to indemnify and hold Landlord harmless from any liability, claim or injury, including, without limitation, reasonable actual attorney fees and the cost of any required or necessary repair, cleanup, remediation or detoxification arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Tenant, its agents and employees on, under or about the Premises after the Commencement Date, or (ii) an actual or alleged violation of Environmental Laws in connection with the occupancy of the Premises by Tenant or any subtenant or licensee of Tenant after the Commencement Date or the operation of Tenant's business on the Premises during the Lease Term. The foregoing covenants and indemnification shall survive the expiration of the Term of this Lease.

9.         COMMON AREAS. Tenant and its employees, customers and invitees shall have the reasonable nonexclusive right to use, in common with Landlord and the other tenants and occupants of the Building and their respective employees, customers and invitees and all others to whom Landlord has or may hereafter grant rights to use the same, the public portion of the Common Areas as may from time to time exist. Landlord shall have the right to temporarily close any or all portions of the Common Areas to such extent as may, in Landlord's opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein provided that Landlord shall use reasonable efforts to minimize interference with Tenant's use of the Common Areas and shall provide Tenant access to the Premises at all times. Landlord shall at all times have full control, management and direction of the Common Areas. Tenant shall not cause or allow any storage of materials or equipment outside of the Premises on any of the Common Areas. Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number, location, layout and nature of the Common Areas, to construct additional buildings and stories, to create additional rentable areas through use and/or enclosure of Common Areas, to close portions of the Common Areas for maintenance, repair or replacement, to place signs in the Common Areas and on the Building to change the name of the Building and to change the nature of the use of any portion of the Building provided, however, any such action shall not materially and adversely affect Tenant's rights hereunder or Tenant's access to the Premises or parking available to Tenant (other than on a temporary basis) or the conduct of Tenant's business in the ordinary course consistent with Tenant's current operations in the Building.

10.         PARKING. Tenant and Tenant's employees, customers and invitees shall have the nonexclusive right to use the surface parking spaces located within the Common Areas. In addition, Tenant shall also have the right to use thirteen (13) reserved parking spaces in the underground parking area of the Building. Such parking spaces shall be numbered or otherwise identified and shall be held for Tenant's use on a reserved and exclusive basis. The location of Tenant's reserved parking spaces are shown on Exhibit B attached hereto. Landlord reserves the right, upon prior written notice to Tenant, to change the location of some or all of such reserved parking to other parking spaces located in such underground parking area. Tenant shall pay Landlord, as additional rent, $75.00 per parking space per month (plus applicable tax), which payment shall be made in advance on the first day of each month during the Term. The foregoing parking charges shall increase commencing on the first day of the second Lease Year and on the first day of each Lease Year thereafter, by two percent (2%) per year. Any default by Tenant in payment of the amounts due respecting such parking spaces shall be deemed a default in the payment of rent and entitle Landlord to all of the rights and remedies Landlord would have by reason thereof. Tenant may, from time to time upon thirty (30) days notice to Landlord prior to the end of a calendar month, reduce the number of reserved parking spaces allocated to Tenant, and thereafter Tenant shall have no further right to use the released parking spaces. Landlord reserves the right to regulate parking within the Common Areas, including the right to designate from time to time the parking spaces available for Tenant hereunder, to preclude Tenant from parking in certain parking spaces or to require Tenant to use certain parking spaces. Tenant shall not permit vehicles to be abandoned or stored in the parking areas of the Building.

11.         REPAIRS. Landlord shall maintain the Common Areas and the exterior walls, roof and foundation of the Building and the heating, ventilating, air conditioning, electrical, plumbing and mechanical systems provided by Landlord in the Building, and the cost thereof shall be included in Operating Charges subject to the provisions of Section 3.2; provided, however, that if any such repairs shall be occasioned by the acts or negligence of Tenant, its agents, employees, customers or invitees, or the particular nature of Tenant's use of the Premises, Tenant shall be responsible for the entire cost of such repairs. Except for the repairs Landlord is specifically obligated to make as set forth above, Tenant shall, at its expense, during the Lease Term, make all other necessary repairs and replacements to the Premises (including any restrooms within the Premises), and keep and maintain the same in good condition and repair so that at the expiration of the Term, the Premises shall be surrendered to Landlord in the same condition that the same are in at the commencement of the Term, ordinary wear and tear excepted. At the request of Tenant, Landlord shall replace any light bulbs, tubes and ballasts in the Premises and Tenant shall pay Landlord the cost thereof within ten (10) days after receipt of a written demand from Landlord. Tenant shall be responsible for repairing any damage to the Building caused by the installation or moving of Tenant's furniture, equipment and personal property. Tenant shall, at its expense, also repair or replace with glass of equal quality any broken or cracked plate or other glass in doors or windows in the Premises. Tenant shall not defer any repairs or replacements to the Premises by reason of the anticipation of the expiration of the Term. The surrender of the Premises upon the expiration or early termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Premises which Tenant was obligated to perform during the Lease Term, which obligation shall survive the expiration or early termination of this Lease. Landlord, at Landlord's option, may elect to perform all or part of the maintenance, repairs and servicing which is the obligation of Tenant hereunder, in which event the cost thereof shall be billed directly to and paid by Tenant as additional rent. Except as aforesaid, in the event that, at the request of Tenant, Landlord performs any maintenance, repairs or servicing of the Premises which is the obligation of Tenant hereunder, then Tenant shall pay Landlord directly therefor.

12.         JANITORIAL SERVICES. Landlord shall provide janitor service for the Premises Monday through Friday, excluding recognized holidays, in the same manner in which they are provided to other tenants in the Building and necessary to keep the Premises in clean condition, and the cost thereof shall be included in Operating Charges. Landlord shall not be liable for loss of or injury to property or person in connection with the furnishing of or failure to furnish janitor service, including documents, files or other property damaged or lost through the acts or omissions of the personnel performing such services, and shall not be liable for the failure to furnish janitor service for any reason beyond the reasonable control of Landlord.

13.         UTILITIES. Landlord shall furnish water, electricity, heating and air conditioning for the permitted use of the Premises, and the cost thereof shall be included in Operating Charges. Heat and air conditioning service to the Building shall be provided at least Monday through Friday, holidays excepted, from 7:00 a.m. through 6:00 p.m. Landlord reserves the right to install separate meters for any utility service provided to the Premises and Tenant agrees to pay Landlord for the cost of installation within ten (10) days after demand and thereafter to pay directly for such utility service as and when payments are due. Tenant shall be responsible for obtaining all other utility services to the Premises and shall pay for such services as and when payments are due. Tenant shall not use any apparatus or device in the Premises which will in any way increase the amount of water or sewer used in the Premises prior to the Commencement Date. Tenant agrees not to use any machine, apparatus or device which will require additional or unusual amounts of air conditioning and heating services without the prior written consent of Landlord.

         Landlord shall maintain the back-up generator currently located in the Building in order to provide at least 223 kilowatts of power to Tenant's information services, payroll and billing services in the Premises. If in an emergency situation back-up power is required and the generator fails to provide such power, Tenant shall contact Landlord by telephone with concurrent written confirmation to advise Landlord of the need for the repair, and if Landlord fails to promptly commence the repair and thereafter to proceed diligently to complete such repair, then Tenant may undertake the repair of the generator (the "Generator Repair Work") and shall have access to the generator and the electrical closets of the Building for such work provided that (i) any access and Generator Repair Work shall be performed only by Staff Electric Co. Inc. or other electrical contractor approved by Landlord, (ii) Tenant shall be responsible for and pay for any damage to the Building arising out of the Generator Repair Work and (iii) Tenant shall indemnify, defend and hold Landlord harmless from any claims, liabilities or damages arising out of the Generator Repair Work. The costs of the Generator Repair Work shall be paid by Landlord and may be included in Operating Charges subject to the provisions of Section 3.2.

         No discontinuance of any utility service shall relieve Tenant from performing any of its obligations under this Lease, and Landlord shall not be liable for any discontinuation in or failure of any utility service, and no such failure or discontinuation shall be deemed a constructive eviction. In the event that Tenant's disproportionate use or timing of its use of any form of energy should subject the Building or Landlord to any cost, fee or tax, Tenant shall pay or reimburse Landlord for the same as additional rent within thirty (30) days after Landlord's bill therefor.

14.         ALTERATIONS. Tenant shall not make any alterations, additions or improvements ("Alteration") in, on or to the Premises or any part thereof without delivering to Landlord the plans and specifications therefor and obtaining the prior written consent of Landlord. Landlord's consent to an Alteration may be granted or withheld in its sole discretion or may be made contingent upon Tenant agreeing to such conditions relating thereto as Landlord may impose. Any Alteration must be made at Tenant's own cost and expense and in a good and workmanlike manner by contractor(s) approved by Landlord in accordance with the laws, ordinances and codes relating thereto and free from any claim or claims for construction liens, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, liens, costs and expenses on account of such work. Upon completion of any Alteration, Tenant shall provide Landlord with a copy of the as-built plans, blueprints and other items requested by Landlord for the same.

15.         SIGNS. Landlord shall provide a standard sign (similar to identification signs which will be provided for all other tenants of the Building) to identify Tenant as an occupant of the Building, in such location and of such size and type as may be permitted under applicable city ordinances and acceptable to Landlord. Such signage shall include Tenant's identification on (i) the building directory in the lobby of the Building and (ii) the exterior sign at the street entry to the Building which shall be reworked by Landlord to add the names of up to three (3) other tenants in the Building. Tenant shall pay to Landlord a pro rata share of the costs incurred by Landlord with respect to the reworking of the street entry sign. Tenant's pro rata share shall be based up on the ratio of the area of Tenant's identification to the total area of the sign. Tenant shall not have the right to use the existing monument sign adjacent to Highway 45. Furthermore, Tenant shall not, without Landlord's prior written consent, install, fix or use any other signs or other advertising or identifying media which is visible from the exterior of the Premises. Prior to the Commencement Date Tenant shall remove any other existing interior signage installed by or for Tenant in the Building.

16.         LIENS. Tenant shall not suffer or permit any liens under any construction lien law to be filed or recorded against the Premises or against the interest of either Landlord or Tenant therein. If any such lien is filed or recorded, Tenant shall immediately cause such lien to be discharged of record.

17.         RIGHT OF ENTRY. Landlord and its agents shall at all times have the right to enter the Premises upon reasonable prior notice (which may be oral), except no notice shall be required in an emergency, to inspect the condition thereof, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises during the last eleven (11) months of the Term, and to alter, improve, or repair the Premises and any portion of the Building. Tenant shall not add or change the locks to any doors of the Premises without the prior written consent of Landlord. Tenant agrees to deposit or permit Landlord to deposit on Tenant's behalf a key to the Premises in a lock box if required by and for the benefit of the local fire department. Any entry to the Premises shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, of Tenant or impose any liability on Landlord. Nothing contained herein shall be deemed to impose on Landlord any obligation or duty to make repairs or alterations to the Premises except as expressly provided in this Lease.

18.         INSURANCE. Tenant shall, at its expense, obtain and carry at all times during the Term of this Lease (a) commercial general liability insurance including contractual liability coverage for the indemnification obligations of Tenant contained in this Lease covering injury to or death of persons and damage to property in an amount not less than $2,000,000.00 combined single limit per occurrence/$2,000,000.00 annual aggregate (or such higher amounts as Landlord shall from time to time determine); (b) fire insurance, with extended coverage, vandalism and malicious mischief and theft and mysterious disappearance endorsements, without deductible or coinsurance, covering the contents of the Premises and all alterations, additions and leasehold improvements made by or for Tenant (including the leasehold improvements presently existing in the Premises) in the amount of their full replacement value; and (c) such other insurance as may be reasonably required from time to time by Landlord or any underlying lessor or mortgagee of the Building so long as such insurance is available at commercially reasonable rates. All of such policies shall be written by an insurance company or companies satisfactory to Landlord, shall cover Tenant, Landlord, and any other parties in interest designated by Landlord, as their interests may appear, shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry, and shall contain a clause that the insurer will not cancel or change the insurance coverage without at least thirty (30) days prior written notice to Landlord. A certificate of Tenant's insurers in form satisfactory to Landlord evidencing such insurance shall be furnished to Landlord prior to the Commencement Date and at least thirty (30) days prior to the renewal date and at such other times as may be reasonably requested by Landlord. Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease.

19.         WAIVER OF SUBROGATION. Each party hereby expressly releases the other from liability it may have on account of any loss to the Premises or Building or contents of either due to fire or any peril included in the coverage of any applicable fire and extended coverage and material damage insurance, however caused, including such losses as may be due to the negligence of the other party, its agents or employees, but only to the extent of any amount recovered by reason of such insurance, and each party hereby waives any right of subrogation which might otherwise exist in or accrue to such party on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage under applicable state law (or increase the cost thereof, unless the other party reimburses the insured for any cost increase). If Tenant fails to maintain in force any insurance required by this Lease to be carried by it, then for purposes of this waiver of subrogation it shall be deemed to have been fully insured and to have recovered the entire amount of its loss. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

20.         NON-LIABILITY OF LANDLORD. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any damage to property in or about the Building resulting from the Building or Premises, or any part thereof or any equipment thereof becoming out of repair; flooding of basements or other areas; damage caused by sprinkling devices, air-conditioning apparatus, snow, frost, water leakage, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise or the bursting or leaking of pipes or plumbing fixtures; any act or neglect of Landlord or of other tenants or occupants or employees in the Building; or any other thing or circumstance whatsoever, whether of a like nature or of a wholly different nature. All property in or about the Building or in the Premises belonging to Tenant, its agents, employees or invitees shall be there at the risk of Tenant or other person only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any personal injury resulting to Tenant or its employees, agents, invitees or customers within or about the Building from any cause whatsoever except to the extent the same results from the negligence or willful misconduct of Landlord, its employees and agents. If Landlord shall fail to perform any covenant or condition of this Lease upon Landlord's part to be performed and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of rents or other income from such property receivable by Landlord and Landlord shall not be personally liable for any deficiency. Notwithstanding the foregoing, in the event that Tenant is unable to satisfy such judgment from the aforesaid sources, then Tenant shall have the right to deduct from the rent and additional rent thereafter to become due the amount of such judgment to the extent unsatisfied.

21.         CASUALTY. If the Premises are destroyed or damaged by fire or other casualty covered by a standard fire and extended coverage policy, then (unless this Lease is terminated by Landlord as hereinafter provided) Landlord shall proceed, after adjustment of such loss, to repair or restore the Premises to the condition which Landlord furnished to Tenant upon the commencement of the Term, provided, however, Landlord shall be under no obligation to restore any leasehold improvements or Alterations to the Premises made by Tenant after the Commencement Date unless the same is covered by Landlord's insurance, but nothing herein shall be construed to require Landlord to insure such property. In no event shall Landlord be obligated to expend an amount in excess of the insurance proceeds available to Landlord for such repair or restoration. If Landlord repairs or restores the Premises as provided herein, then Tenant shall repair and restore its leasehold improvements, furnishings, furniture and equipment to at least a condition equal to that prior to its damage. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible for restoration of the leasehold improvements presently existing in the Premises as of the date of this Lease if and only if the proceeds of insurance maintained by Tenant pursuant to subparagraph (b) of Section 18 are paid to Landlord. If the Premises or any part thereof shall be rendered untenantable by any destruction or damage, then a pro rata portion of the rent based upon the number of square feet of area in the Premises which are untenantable shall be abated until the Premises or such part thereof shall have been put in tenantable condition. If, however, any destruction or damage to the Premises or Building (regardless of whether or not the Premises are affected) is so extensive that Landlord, in its sole discretion, elects not to repair or restore the Premises or Building, or the proceeds of insurance are not sufficient or available to fully pay the cost of repair or restoration, then Landlord may terminate this Lease effective as of the date of the damage by written notice to Tenant. The provisions of this Section are subject to the rights of Landlord's mortgagees, if any.

22.         CONDEMNATION. If all or substantially all of the Premises are sold to or taken by any public authority under its power of condemnation or the threat thereof, this Lease shall terminate as of the date possession shall be transferred to the acquiring authority, and the rent payable hereunder shall be apportioned accordingly. If any material part of the Building is sold or taken (whether or not the Premises are affected), Landlord shall have the right to terminate this Lease as of the date possession is transferred to the acquiring authority, upon giving written notice thereof to Tenant, and the rent payable hereunder shall be apportioned accordingly. Upon any taking of less than substantially all of the Premises, this Lease shall continue in force as to the part of the Premises not taken, and the rent payable thereafter shall be reduced in proportion to the amount of total floor area of the Premises taken. In the event of any such taking, Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall, unless this Lease has been terminated, make necessary repairs and restorations (exclusive of Tenant's leasehold improvements and Alterations) to restore the Premises remaining to as near its former condition as circumstances will permit and to rebuild or restore the remainder of the Premises to the approximate condition in which they existed at the time of such taking. In any event, all damages awarded by or amounts paid by the acquiring authority for any such taking, whether for the whole or a part of the Premises or the Building or Common Areas, shall belong to and be the sole property of Landlord whether such damages are awarded as compensation for loss of, or diminution in value to, the leasehold or the fee thereof; provided, however, Tenant shall have the right to pursue such claim or claims as Tenant may have legally for relocation expenses, interruption of business and such items which do not reduce the award or proceeds of sale payable to Landlord. In the event that this Lease is terminated as hereinabove provided, Tenant shall not have any claim against Landlord for the value of the unexpired term hereof. The provisions of this Paragraph are subject to the rights of Landlord's mortgagees, if any.

23.         ASSIGNMENT AND SUBLETTING. Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease or sublet any part or all of the Premises and shall not permit any use of any part of the Premises by any other party, or any transfer of an interest in the Premises by operation of law. The following shall be deemed to be an assignment of this Lease within the meaning of this Paragraph: (a) the sale, issuance or transfer of any voting stock of Tenant (if Tenant be a nonpublic corporation) which results in a change in voting control of Tenant; (b) the sale, issuance or transfer of any partnership or membership interest in Tenant if Tenant be a partnership or limited liability company; (c) the change or conversion of a general or limited partnership to a limited liability company, limited liability partnership or any other entity which possesses the characteristics of limited liability; (d) the sale, issuance or transfer of any beneficial interest in Tenant if Tenant be a trust; and (e) the death or incapacity of Tenant if Tenant be a natural person. Without waiving Landlord's right hereunder to declare a default in the event of an assignment of this Lease or a subletting of the Premises or any part thereof or occupancy of the Premises by anyone other than Tenant, Landlord may collect from the assignee, sublessee or occupant, any rental and other charges herein required, but such collection by Landlord shall not be deemed an acceptance of the assignee, sublessee or occupancy, nor a release of Tenant from the performance by Tenant of this Lease. Further, Tenant at all times and under all circumstances shall remain liable to Landlord for the payment of rent due and to become due and the performance of all other obligations of Tenant hereunder for the term hereof. Tenant shall pay to Landlord, as additional rent, any costs and expenses including reasonable attorney fees incurred by Landlord in connection with any proposed or purported assignment, sublease or other transfer.

24.         DEFAULT. If (a) Tenant shall fail to pay the rent or any charge or other payment due hereunder within five (5) days after the same is due, or (b) Tenant shall fail to perform any of the other covenants or conditions herein contained on the part of Tenant, and such default shall continue for ten (10) days after written notice thereof shall have been given to Tenant (except that such ten (10) day period shall be automatically extended for an additional period of time reasonably necessary to cure such default, if such default cannot be cured within such ten (10) day period and provided Tenant commences the process of curing such default within said ten (10) day period and continuously and diligently prosecutes such cure to completion), or (c) if this Lease shall, by act of Tenant or by operation of law or otherwise, pass to any party other than Tenant in violation of Section 23, or (d) if Tenant shall abandon or vacate the Premises or permit the Premises to become vacant, or (e) Tenant shall become insolvent or bankrupt or make an assignment for the benefit of creditors, or (f) a receiver or trustee of Tenant's property shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within thirty (30) days after such appointment, or (g) an execution or attachment is levied against Tenant's property, or (h) Tenant shall be in default under any other lease between Landlord (or any affiliate of Landlord) and Tenant (or an affiliate of Tenant), then in any such case, Landlord may, upon notice to Tenant, recover possession of and reenter the Premises without affecting Tenant's liability for past rent and other charges due or future rent and other charges to accrue hereunder. In the event of any such default, Landlord shall be entitled to recover from Tenant, in addition to rent and other charges equivalent to rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, the costs, expenses and attorney fees incurred by Landlord in enforcing the terms and provisions hereof and in reentering and recovering possession of the Premises and for the cost of repairs, alterations and brokerage and attorney fees connected with the reletting of the Premises. Further, at the election of Landlord, Landlord shall have the right to declare this Lease terminated and cancelled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant's obligation for rent and other charges due and owing through the date of termination), so that Landlord may relet the Premises without any right on the part of Tenant to any credit or payment resulting from any reletting of the Premises. In case of a default under this Lease, Landlord may, in addition to terminating this Lease, or in lieu thereof, pursue such other remedy or combination or remedies and recover such other damages for breach of tenancy and/or contract as available at law or otherwise.

         Upon prior notice to Tenant, Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant's failure to obtain insurance, make repairs, or satisfy lien claims) and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including without limitation attorney fees, shall be payable to Landlord as additional rent due on demand, together with interest at the rate provided in Section 27 below from the date of the advance to the date of repayment by Tenant to Landlord.

         A waiver by Landlord of a breach or default by Tenant under the terms and conditions of this Lease shall not be construed to be a waiver of any subsequent breach or default nor of any other term or condition of this Lease, and the failure of Landlord to assert any breach or to declare a default by Tenant shall not be construed to constitute a waiver thereof so long as such breach or default continues unremedied.

         No receipt of money by Landlord from Tenant after the expiration or termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.

25.         TENANT REORGANIZATION. Tenant has advised Landlord of the possibility that Tenant may seek to reorganize under Title 11 of the United States Code (the "Bankruptcy Code"). Such a possibility entails substantial economic risk and uncertainty for Landlord. However, Tenant's financial condition and opportunity for successful reorganization would be materially worse if Landlord declined to enter into this Lease and related transactions with Tenant. Without waiving any right or remedy hereunder or under applicable law, Landlord acknowledges that Tenant has so advised Landlord and Landlord is entering into this Lease with Tenant in reliance on, among other things, Tenant's agreement to the provisions of this Section. Tenant acknowledges all of the foregoing and hereby agrees that in the event Tenant seeks, at any time, to assume or assign this Lease pursuant to Section 365 of the Bankruptcy Code, Tenant shall demonstrate "adequate assurance of future performance" under Section 365(b)(1)(C) and Section 365(f)(2)(B) of the Bankruptcy Code which shall be deemed for all purposes to include, without limitation, adequate assurance (i) of the source of rent and other consideration due hereunder, (ii) that the financial condition and operating performance of any proposed assignee and its guarantors, if any, shall be no worse than the financial condition and operating performance of the Tenant and its guarantors, if any, as of the date hereof, and (iii) that assumption or assignment of this Lease is subject to all the provisions hereof, including (but not limited to) the provisions relating to use and signage, and will not breach any terms or provisions contained in any other lease, financing agreement, master agreement, covenant or restriction relating to or affecting the Building including the Development Agreement.

26.         COSTS AND ATTORNEY FEES. Tenant shall pay all costs, expenses and reasonable attorney fees that may be incurred or paid by Landlord in enforcing the covenants and agreements of this Lease, whether or not litigation is commenced.

27.         INTEREST. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at an annual rate equal to the greater of (i) five percent (5%) per annum in excess of the prime rate of interest announced, from time to time, by Firstar Bank, N.A. or (ii) twelve percent (12%) per annum (but in no event shall such rate of interest exceed the maximum rate of interest permitted to be charged by law) from the date due until paid, compounded monthly, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

28.         SURRENDER. Upon the termination of this Lease, by expiration or otherwise, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in good condition and repair consistent with Tenant's duty to make repairs as provided herein, ordinary wear and tear excepted. All Alterations and decorations made to the Premises by Tenant shall remain and be the property of the Landlord unless Landlord shall have required Tenant as a condition to approval of Tenant's Alterations to remove the same upon the termination of this Lease, in which event Tenant shall, at Tenant's expense, remove the same and repair the damage caused by such removal. All furniture, equipment and unattached movable personal property owned by Tenant may (and upon Landlord's request shall) be removed from the Premises by Tenant no later than the termination date, and Tenant shall repair any and all damage caused by such removal. If the Premises are not surrendered upon the termination of this Lease as set forth herein, Tenant shall indemnify Landlord against all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claim made by any succeeding tenant founded on such delay. Tenant shall also surrender all keys to the Premises and shall inform Landlord of combinations in any locks, safes and vaults, if any, in the Premises.

29.         HOLDOVER. In the event Tenant remains in possession of the Premises after the expiration of this Lease with the consent of Landlord and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy until the termination of such tenancy.

30.         TRANSFER BY LANDLORD. In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions herein contained, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be obligated on this Lease only so long as it is the owner of Landlord's interest in and to this Lease.

31.         SUBORDINATION. This Lease is and shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building and to the lien of any mortgages now or hereafter placed on or against the Building, or on or against Landlord's interest or estate therein, and including all extensions, renewals, amendments and supplements to any such lease or mortgage, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination provided that any lessor under any such ground or underlying lease executed on or after the date hereof or the holder of any mortgage executed on or after the date hereof has agreed in writing not to terminate or disturb Tenant's right to use and occupy the Premises pursuant to the terms of this Lease so long as Tenant is not in default hereunder. Subject to the foregoing, Tenant covenants and agrees to execute and deliver to Landlord, within ten (10) days after request therefor from Landlord, such further instruments evidencing such subordination of this Lease to any ground or underlying leases and to the lien of any such mortgages as may be required by Landlord. Provided that Landlord's request specified the ten (10) day response period and consequences of failure to time comply, failure of Tenant to execute and deliver such instrument within such ten (10) day period shall constitute a breach of this Lease and Landlord may, at its option, cancel this Lease and terminate Tenant's interest herein. Further, Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instrument if Tenant fails to execute and deliver the same within the time period as aforesaid. Notwithstanding anything herein above contained in this Section, in the event the holder of any mortgage shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage, then and in such event, upon any such holder notifying Tenant to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage, whether this Lease is dated prior to or subsequent to the date of such mortgage.

32.         FINANCIAL STATEMENTS. Upon request, Tenant shall furnish Landlord and its lender a copy of the current annual financial statement of Tenant.

33.         ESTOPPEL CERTIFICATES. Tenant agrees that at any time and from time to time within ten (10) days after request from Landlord or one of Landlord's mortgagees, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, specifying the same), and (b) the dates to which the rent and other charges have been paid, and (c) that, so far as the Tenant knows, Landlord is not in default under any provisions of this Lease (or if Tenant knows of any such default, specifying the same) and (d) such other matters as Landlord or Landlord's mortgagee may reasonably require. It is intended that any such statement may be relied upon by any person proposing to acquire Landlord's interest in this Lease or any prospective mortgagee of, or assignee of any mortgage upon, such interest.

34.         NOTICES. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing, and delivered in person or sent by either United States certified mail, return receipt requested, postage prepaid or by Federal Express or other nationally recognized overnight delivery service. Notices and demands to Tenant shall be addressed to it at the address indicated on Page 1 of this Lease or to such other place as the Tenant may from time to time designate in a written notice to the Landlord. Notices and demands to the Landlord shall be addressed to it at the address indicated on Page 1 of this Lease, or to such other place as Landlord may from time to time designate in a written notice to the Tenant.

35.         EXECUTION. The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document becomes effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. Tenant confirms that Landlord has made no representations or promises with respect to the Premises or the making or entry into of this Lease except as are expressly set forth herein, and agrees that no claim or liability shall be asserted by Tenant against Landlord for, and Landlord shall not be liable by reason of, breach of any representations or promises not expressly stated in this Lease. This Lease can be modified or altered only by agreement in writing between Landlord and Tenant. Tenant shall not record this Lease without the prior written consent of Landlord.

36.         BINDING EFFECT. The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns (but in the case of assigns only to the extent that assignment is permitted hereunder). No third party, other than such successors and assigns, shall be entitled to enforce any or all of the terms of this Lease or shall have rights hereunder whatsoever.

37.         RELOCATION. [Intentionally omitted]

38.         INTERPRETATION. The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. Whenever the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or paragraphs of this Lease nor in any way affect this Lease.

39.         FORCE MAJEURE. In the event that either party shall be delayed or hindered in or prevented from the performance of any act required hereunder (other than the payment of money) by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws, regulations, orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other reason beyond such party's reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

40.         AUTHORITY. If Tenant is a corporation or limited liability company or other entity, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company or other entity, as the case may be, and that this Lease is binding upon said entity in accordance with its terms without the joinder or approval of any other person.

41.         JOINT AND SEVERAL LIABILITY. If Tenant is more than one natural person, the individuals collectively referred to herein as Tenant shall be jointly and severally liable with respect to the obligation to pay rent and all of the other obligations, covenants and agreements of Tenant set forth in this Lease.

42.         OPTIONS TO EXTEND. (a) Subject to the terms and provision hereof, Tenant shall have the option to extend the Term of this Lease for one additional period of three (3) years commencing on the expiration of the initial Term and ending on the last day of the sixth Lease Year. This option shall be exercised only by written notice from Tenant which is received by Landlord during the first thirty (30) days of the third Lease Year, time being of the essence. Notwithstanding the foregoing, the first option may only be exercised by Tenant and the Term of this Lease shall, in fact, be extended pursuant to this provision only if this Lease is in full force and effect and Tenant has not defaulted beyond any notice and cure period contained herein with respect to the payment of rent or the performance of any other obligations of Tenant under this Lease at any time prior to the date of Tenant's notice or the commencement of the extension period. Tenant's notice shall include audited financial statements including both income statement and balance sheet from Tenant's most recent fiscal year provided that if the notice is given within ninety (90) days after the end of Tenant's most recent fiscal year and the audited financial statements for such fiscal year are not yet available, then Tenant shall provide to Landlord (i) audited financial statements from the fiscal year ended immediately before the most recent fiscal year; (ii) interim financial statements including both income statement and balance sheet for the month ended not more than forty-five (45) days prior to the date of the notice; and (iii) a certificate of Tenant stating that there has been no change in the capitalization, assets, liabilities, business prospects or methods of doing business of Tenant since the end of the fiscal year and interim period of such financial statements, other than changes in the ordinary course of business, none of which have had a material adverse effect on the business, prospects or condition, financial or otherwise of Tenant and that Tenant is not then in default in the payment of rent or in the performance of any other obligations of Tenant under the Lease. Landlord shall have fifteen (15) days after receipt of such notice and materials to review the financial statements provided by Tenant to determine if it is likely that Tenant would meet all of its obligations under this Lease during the first extension period, applying usual and customary review consistent with a term of similar length as the proposed extension term and the financial obligations to be undertaken by Tenant throughout such extension term. If Landlord does not approve Tenant's financial statements, Landlord shall so notify Tenant within five (5) days after the end of such fifteen (15) day period, and this Lease shall terminate at the end of the initial Term. If Landlord approves Tenant's financial statements, then this Lease shall be extended upon all of the same terms, covenants, provisions and conditions as contained in this Lease except the monthly base rent during the first extension period shall be as follows:

$66,094.03 per month during the fourth Lease Year ($15.65 per rentable sq. ft./yr.)

$67,415.91 per month during the fifth Lease Year ($15.97 per rentable sq. ft./yr.)

$68,764.23 per month during the sixth Lease Year ($16.29 per rentable sq. ft./yr.)

         (b) If the Term of this Lease is extended for the first extension period, then Tenant shall have the option to further extend the Term of this Lease for one additional period of three (3) years commencing on the expiration of the first extension period and ending on the last day of the ninth Lease Year. The second option shall be exercised only by written notice from Tenant which is received by Landlord during the first thirty (30) days of the sixth Lease Year, time being of the essence. Notwithstanding the foregoing, the second option may only be exercised by Tenant and the Term of this Lease shall, in fact, be extended pursuant to this provision only if this Lease is in full force and effect and Tenant has not defaulted beyond any notice and cure period contained herein with respect to the payment of rent or the performance of any other obligations of Tenant under this Lease at any time prior to the date of Tenant's notice or the commencement of the extension period. Tenant's notice shall include audited financial statements including both income statement and balance sheet from Tenant's most recent fiscal year provided that if the notice is given within ninety (90) days after the end of Tenant's most recent fiscal year and the audited financial statements for such fiscal year are not yet available, then Tenant shall provide to Landlord (i) audited financial statements from the fiscal year ended immediately before the most recent fiscal year; (ii) interim financial statements including both income statement and balance sheet for the month ended not more than forty-five (45) days prior to the date of the notice; and (iii) a certificate of Tenant stating that there has been no change in the capitalization, assets, liabilities, business prospects or methods of doing business of Tenant since the end of the fiscal year and interim period of such financial statements, other than changes in the ordinary course of business, none of which have had a material adverse effect on the business, prospects or condition, financial or otherwise of Tenant and that Tenant is not then in default in the payment of rent or in the performance of any other obligations of Tenant under the Lease. Landlord shall have fifteen (15) days after receipt of such notice and materials in which to review the financial statements provided by Tenant to determine if it is likely that Tenant would meet all of its obligations under this Lease during the second extension period, applying usual and customary review consistent with a term of similar length as the proposed extension term and the financial obligations to be undertaken by Tenant throughout such extension term. If Landlord does not approve Tenant's financial statements, Landlord shall so notify Tenant within five (5) days after the end of such fifteen (15) day period, and this Lease shall terminate at the end of the sixth Lease Year. If Landlord approves Tenant's financial statements, then this Lease shall be extended upon all of the same terms, covenants, provisions and conditions as contained in this Lease except the monthly base rent during the second extension period shall be as follows:

$70,827.16 per month during the seventh Lease Year ($16.77 per rentable sq. ft./yr.)

$72,951.97 per month during the eighth Lease Year ($17.28 per rentable sq. ft./yr.)

$75,140.53 per month during the ninth Lease Year ($17.80 per rentable sq. ft./yr.)

         (c) Notwithstanding anything to the contrary contained in this Section 42, if, after Landlord has approved Tenant's financial statements and prior to the commencement of any extension period, Tenant defaults beyond any applicable notice and cure period contained herein with respect to the payment of rent or the performance of any other obligations, then Landlord, in its absolute and sole discretion, may revoke its approval to extend the Term of this Lease by providing written notice thereof to Tenant within fifteen (15) days of the date Landlord obtains actual notice of Tenant's default, whereupon this Lease shall terminate and expire upon the expiration of the initial Term or extension period then in effect.

         (d) The rights granted in this Section 42 are personal to Tenant named herein and are not transferable to any assignee or subtenant hereunder. In the event of an assignment of this Lease or subletting of the Premises, the rights set forth in this Section shall automatically terminate and shall thereafter be null and void.

         (e) Notwithstanding anything to the contrary contained in this Section 42 in the event that this Lease is assumed or assigned by Tenant in connection with a reorganization of Tenant pursuant to Section 25 above, then such reorganization and assumption or assignment shall not preclude Tenant from exercising the options set forth in this Section subject to the terms and provisions hereof.

43.         QUIET ENJOYMENT. If and so long as Tenant pays the rent reserved by this Lease and performs and observes all of the covenants and provisions hereof, Tenant shall quietly enjoy the Premises without hindrance, disturbance or molestation from Landlord subject, however, to the terms of this Lease.

44.         TRAINING ROOMS. So long as this Lease is in full force and effect and Tenant is not in default hereunder beyond any applicable notice and cure period, Tenant shall have the right to use (i) all or any of the three (3) training rooms on the first floor of the Building during usual business hours for up to 600 hours per Lease Year, subject to scheduling with the Medical College, and (ii) all or any of such training rooms beyond such 600 hours per Lease Year subject to agreement with the Medical College. Tenant shall schedule the use of such training room at least forty-five (45) days in advance. Within thirty (30) days after the date of this Lease, Landlord and Tenant and the Medical College shall determine a mutually acceptable procedure for scheduling the use of the training rooms. The training rooms shall be available only to Tenant and to the Medical College and/or the affiliates of the Medical College and shall not be considered Common Areas. Tenant shall pay to Landlord, as additional rent, $40.00 per hour for the use of the training room during the initial Term of this Lease, which payment shall be made by Tenant within thirty (30) days after receipt of Landlord's bill therefor. From time to time during any extension of the Lease Term, Landlord shall have the right to increase the hourly charge for the use of the training room.

45.         CONFERENCE ROOM. So long as this Lease is in full force and effect and Tenant is not in default hereunder beyond any applicable notice and cure period, Landlord shall make the use of the conference room on the third floor of the Building available for the occasional use of Tenant during usual business hours and when Landlord or the Medical College do not require the use thereof. Tenant shall pay to Landlord, as additional rent, $40.00 per hour for the use of the conference room during the initial Term of this Lease, which payment shall be made by Tenant within thirty (30) days after receipt of Landlord's bill therefor. From time to time during any extension of the Lease Term, Landlord shall have the right to increase the hourly charge for the use of such conference room. Nothing herein shall limit or prohibit Landlord from changing, relocating, enlarging, reducing or eliminating the conference room.

46.         CAFETERIA. Landlord shall maintain food service in the cafeteria in the Building for the benefit of the tenants of the Building. In the event that Landlord changes the provider or type of food service, Landlord shall give Tenant sixty (60) days prior notice of such change.

47.         ADDENDA. The provisions, if any, included at the end of this Lease, and any riders and exhibits appended to this Lease, are hereby made a part of this Lease as though set forth in full at this point.

-20

         EXECUTED as of the date first written above.

LANDLORD:	TENANT:
INNOVATION PARTNERS, LLC	ALTERRA HEALTHCARE
By: Its Manager, IDP Innovation Partners, LLC	CORPORATION
By: Its Manager, Irgens Development Partners, LLC

By: /s/ Keith C. Redding	By: /s/ Mark W. Ohlendorf
Name: Keith C. Redding	Name: Mark W. Ohlendorf
Title: Member and Executive	Title: Chief Cinancial Officer
Vice-President	and Sr. Vice President

EXHIBIT A

FLOOR PLANS

EXHIBIT B

RESERVED PARKING

EXHIBIT C

LANDLORD'S WORK

1.         On or before January 11, 2002, time being of the essence, Tenant shall submit to Landlord for Landlord's review and approval, construction drawings for interior improvements to the Second Floor Space B sufficient for Landlord to construct the Second Floor Space B for Tenant's use and occupancy (the "Tenant Improvements"). If Landlord shall disapprove any portion of the construction drawings, Landlord shall advise Tenant of the reasons therefor and shall notify Tenant of the revisions to the Construction drawings that are reasonably required by Landlord for the purpose of obtaining approval. Tenant shall within five (5) business days thereafter submit to Landlord, for Landlord's approval, revisions to the construction drawings required by Landlord.

2.         Landlord or an affiliate of Landlord shall construct the Tenant Improvements in substantial accordance with the approved construction drawings, subject to minor changes and/or clarifications deemed appropriate by Landlord, provided the same do not materially change the basic design, layout, appearance or quality of the Tenant Improvements as shown on the construction drawings. No changes to the construction drawing (other than the minor changes and/or clarifications allowed above) shall be made without the written approval of Landlord and Tenant.

3.         Tenant hereby appoints Mark Ohlendorf and Dave Hammonds as Tenant's representatives for the purpose of submissions and approvals called for in this Exhibit. In addition, Tenant's designated representatives shall have the right, from time to time during the course of construction of the Tenant Improvements, to inspect and observe the same. All submissions to Tenant as called for herein and all approvals by Tenant as called for herein shall be directed to and given by Tenant's designated representatives.

4.         Except for the costs of preparation of the construction drawings which shall be paid by Tenant, subject to the Letter Agreement entered into between Landlord and Tenant dated December 31, 2001, Landlord agrees to contribute towards Tenant Improvements in an amount determined pursuant to the following chart ("Landlord's Contribution"):

Amount of Tenant	Landlord's	Landlord's Maximum
Improvements	Percentage	Contribution
Amounts Between $0 and $150,000	100%	$150,000.00
Amounts Between $150,000.00 to 250,000.00	50%	$ 50,000.00 (payable pari passu)
Amounts in excess of $250,000.00	0%	$0.00
Maximum Total	$200,000.00

Tenant Improvements shall include, without limitation, all material and construction costs, all permit costs, all other architectural and engineering fees, and all moving and relocation costs. Tenant shall pay for any Tenant Improvements in excess of the amount of Landlord's Contribution as additional rent within ten (10) business days after receipt of Landlord's statement therefor. The amount of Landlord's Contribution shall be amortized over 36 months bearing interest at nine percent (9%) per annum on the outstanding balance thereof and treated as Monthly Base Rent hereunder.

5.         Within three (3) business days after receipt of a request from Landlord, Tenant shall supply the Landlord with any necessary additional information concerning Tenant's requirements with respect to the construction of the Tenant Improvements. In the event Tenant fails to supply the necessary information within the aforesaid time period, Landlord may (but shall not be required to) complete the construction of the Premises solely on the information available to Landlord using Landlord's commercially reasonable judgment, and Tenant shall be deemed to have accepted the same.

6.         At any time after notice, Landlord may enter the Premises to complete punch list items and such entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease.

7.         Notwithstanding anything to the contrary contained in Section 2 of this Lease, if Landlord shall be delayed in substantially completing the Tenant Improvements as a result of (i) Tenant's failure to furnish information required and requested by Landlord, (ii) Tenant 's request for materials, finishes or installments other than as specified in the approved plans and specifications, (iii) Tenant's requested changes in the approved plans and specifications (notwithstanding Landlord's approval of such changes provided that Landlord advises Tenant of the anticipated delay resulting from such changes), (iv) Tenant 's failure to pay for any portion of the cost of the Tenant Improvements as and when payable by Tenant hereunder, or (v) any act, omission or delay by Tenant or any of its agents or employees (all of the foregoing circumstances being hereinafter referred to as "Tenant Delays"), then Tenant shall be responsible for Landlord's actual and reasonable costs arising out of any such delay.